                                                                    EXHIBIT 99.1

[FLEMING LOGO]                                                      NEWS RELEASE


    CONTACTS:                                           Fleming Companies, Inc.
    (Media)  Shane Boyd 972.906.2125                    1945 Lakepointe Drive
    (Investors-Equity)  Meredith Anderson 972.906.8592  P.O. Box 299013
    (Investors-Equity)  Mark Shapiro 972.906.8110       Lewisville, Texas  75029
    (Investors-Debt)  Matt Hildreth 972.906.8126        telephone 972.906.8000
    (Investors-Debt)  Clint Bryant 972.906.2170         facsimile 972.906.2402
                                                        www.fleming.com


                   FLEMING REPORTS THIRD QUARTER 2002 RESULTS

         PERFORMANCE IN LINE WITH PREVIOUS GUIDANCE; COMPANY RE-AFFIRMS
                         OUTLOOK FOR FULL YEAR AND 2003

         Focus on Working Capital Produces Positive Operating Cash Flow;
            Company Provides Contingency Scenarios For Kmart Business

         DALLAS, TEXAS, OCTOBER 23, 2002 - Fleming Companies, Inc. (NYSE: FLM) today reported a loss from continuing operations of $1.5 million for the third quarter of 2002, or a loss of $0.03 per share on a diluted basis. These results were in line with the company's guidance provided on September 24, 2002. The 2002 third quarter loss compares to income of $16.5 million, or $0.35 per share, from continuing operations in the prior year's third quarter. Net sales for the third quarter were $3.97 billion, a 12.5 percent increase compared to $3.53 billion last year. The 2002 and 2001 third quarter results include the company's continuing distribution operations and exclude the price impact retail operations, which the company plans to divest and which are reflected as discontinued operations on the company's financial statements.

         The 2002 third quarter results include $9.8 million ($0.11 per share) in previously disclosed charges associated with the closure of distribution facilities in Oklahoma City and Dallas and the start up of a new distribution facility in Tulsa, Oklahoma.

         The results also include $7.0 million ($0.08 per share) related to severance expenses from recent administrative headcount reductions. As a result of the "right sizing" of the organization, Fleming anticipates generating approximately $40.0 million in cost reductions in 2003. Additionally, the 2002 third quarter includes $4.2 million ($0.05 per share) related to actuarial increases in pension expense.

         A slide presentation that provides detail regarding the contents of this release, including schedules of earnings and EBITDAL, will be available on the Fleming website prior to the conference call at http://www.fleming.com and will be filed with the Securities and Exchange Commission on Form 8-K.

         Fleming had positive operating cash flow of $8.3 million from all operations in the current quarter, compared to negative operating cash flow of $80.7 million in the same quarter last year and negative $82.8 million in the second quarter of this year, driven principally by improvements in working capital. The company reduced net debt in the quarter by $9.9 million.

         Mark Hansen, Fleming's chairman and chief executive officer, said, "This quarter, we made the decision to solely focus on our core distribution business, further diversify our customer base and set the stage to further strengthen our balance sheet. We also reduced our ongoing cost structure and realigned our human resources to meet our customer needs. The business demonstrated cash-generating ability in the face of a challenging economic environment and in a quarter that has historically been a significant user of working capital due to seasonal inventory builds."

         Hansen continued, saying, "We expect that our financial position will be strengthened by continuing to produce positive operating cash flow and debt reduction. We are entering the fourth quarter - the strongest selling season of the year - and expect to pay down approximately $110 million of debt. This is particularly meaningful considering Fleming has no material debt maturities until 2007."

         Commenting on the retail store divestitures, Hansen stated, "We are moving forward with our plan to divest our price impact retail operations and are pleased with the response we have received from a number of interested parties. Our ongoing discussions with potential buyers continue to encourage us that proceeds from the retail store divestitures will be in excess of $450 million, net of taxes. As we previously stated, we intend to use the proceeds from the sale of these assets to further reduce debt. In addition, by exiting the retail business, we become the only pure-play wholesale distribution company with a national footprint, a business model that we believe will appeal increasingly to a broad category of retailing customers. This is consistent with our strategy to focus on our core distribution business and means we will not be competing with our important retail distribution customers."

         Continued diversification of the company's customer base has been an ongoing strategy for Fleming. In the third quarter, we began servicing a growing number of Target and Albertson's stores. In addition, nearly 100 new customers, formerly served by Nashville-based distributor C.B. Ragland, selected Fleming to supply their stores. Fleming expects this diversification to continue as it leverages its size, scale, and capabilities as the nation's largest supplier of consumer package goods to retailers.

         Kmart remains Fleming's largest customer, accounting for approximately 20 percent of third quarter revenues. Kmart has announced its plans to emerge from bankruptcy court protection in July 2003. Based on a variety of scenarios, ranging from various store-closing assumptions to the termination of the Kmart relationship, Fleming has independently prepared a range of contingency plans and the resulting possible impact, if any, on earnings. While these scenarios may be more severe than Fleming expects will occur, the company believes that its investors' best interests are served by engaging in a hypothetical analysis so that investors can better evaluate Fleming's related financial prospects. This range and the scenarios that underlie it will be discussed in the company's teleconference and webcast.

         "Fleming continues to have regular and ongoing conversations with Kmart management and we remain committed to serving its stores at whatever level is determined to be mutually beneficial. While we look forward to Kmart's plan of reorganization, it is important for our investors to understand that we are not dependent upon any single customer, nor any single channel of distribution, customer category, or format for our long-term success," noted Hansen.

MAJOR ACCOMPLISHMENTS IN THE THIRD QUARTER 2002

         Fleming's multi-tier supply chain network grew in size, capability, and functionality during the third quarter. Since the end of the second quarter,
Fleming:

o Implemented an important distribution agreement with Target to supply candy, cookies, and convenience frozen and refrigerated foods to more than 1,000 Target stores in 46 states. Additionally, Fleming is supplying a variety of food products to a number of Target's in-store Food Avenue Cafes. Fleming anticipates annual volume of more than $300 million from this arrangement. This is in addition to the substantial amount of Super Target volume supplied by Fleming.

o Converted two of Fleming's piece-pick distribution facilities to the same state-of-the-art technology platform used in the 19 former Core-Mark distribution facilities in the West. Two other facilities are in the process of conversion, scheduled for completion by the end of 2002. The remaining three locations are slated to be completed by the end of the first quarter 2003. Importantly, the conversions were achieved without disruption in customer service. When complete, the technology will result in, among other things, common item numbers for products throughout the national piece-pick operations and more robust data analysis and tools for Fleming and its customers. We are pleased with the progress of our convenience integration and expect to capture $15 million in synergies in 2003.

o Having completed our 8-week startup schedule, we are successfully serving Albertson's stores in Oklahoma from our new Tulsa Division. Albertson's has become an important organic growth customer as they have announced a four-year, $100 million expansion plan for new stores and remodels in Oklahoma.

o Continued the successful rollout of the F1 technology program - an important source of cost reduction and efficiency enhancement, which is anticipated to drive margin growth. We have substantially completed the installation of our E3 and Manugistics components which, respectively, allow us to optimize inventory levels and more efficiently manage inbound and outbound transportation. We have also successfully completed the initial installation of the EXE warehouse management system in our Tulsa Division. We are scheduled to continue installing the EXE system in the remaining divisions beginning in the first quarter of 2003, with all divisions slated for completion by the end of 2004. EXE is expected to improve productivity by enhancing our ability to slot, select, stage and move product through our distribution centers.

EARNINGS GUIDANCE

         Fleming is reaffirming its guidance for the fourth quarter. The company continues to expect earnings from continuing operations of between $0.35 and $0.45 per share; EBITDAL in the range of $95 million to $105 million; and fourth quarter 2002 sales for continuing operations of approximately $4.0 billion. For 2003, Fleming is reaffirming its guidance of a range for earnings per share of $1.95 to $2.05, and EBITDAL of between $475 million and $490 million. Sales from continuing operations are anticipated to be approximately $18 billion and are expected to generate approximately $235 million in operating cash flow, which will allow for additional debt repayments of an estimated $100 million after capital expenditures.

CONFERENCE CALL AND WEBCAST

         A teleconference to review the third quarter's results and discuss the slide presentation (which is available on the company's website and on the SEC's website) will be held on Wednesday, October 23, 2002, at 8:30 a.m. Eastern Daylight Time. An audio webcast of the conference call will be available on the web at www.fleming.com. The conference call can be accessed by phone by calling
913.981.4900. An audio replay of the conference call will be available by calling 402.280.9273 from 12:30 p.m. Eastern Daylight Time on October 23, 2002 through midnight Eastern Standard Time on November 6, 2002. The access code for the live call and the audio replay is 567079. The audio replay of the conference call will also be archived on the Internet at www.fleming.com.

ABOUT FLEMING

         With its national, multi-tier supply chain network, Fleming is the #1 supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves nearly 50,000 retail locations, including supermarkets, convenience stores, supercenters, discount stores, concessions, limited assortment, drug, specialty, casinos, gift shops, military commissaries and exchanges and more. Fleming serves more than 600 North American stores of global supermarketer IGA. To learn more about Fleming, visit our Web site at http://www.fleming.com.

FORWARD-LOOKING STATEMENT

         This document contains forward-looking statements regarding future events and the future financial performance of Fleming. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: changes in general economic conditions; adverse effects of the changing industry and increased competition; sales declines and/or loss of customers; the ability of Kmart to continue as a going concern, to operate pursuant to the terms of its debtor-in-possession financing or complete its reorganization; unanticipated problems with product procurement; exposure to litigation and other contingent losses; the inability to integrate acquired companies and to achieve operating improvements at those companies; the ability to successfully sell our retail operations; increases in labor costs and disruptions in labor relations with union bargaining units representing Fleming's employees; and the negative effects of Fleming's substantial indebtedness and the limitations imposed by restrictive covenants contained in Fleming's debt instruments. Additional information about these factors is contained in Fleming's reports and filings with the Securities and Exchange Commission, including its 2001 Form 10-K. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

                                      # # #

                           (TABLES 1 THROUGH 5 FOLLOW)

Fleming Companies, Inc.   (NYSE:  FLM)
Consolidated Condensed Statements of Operations


          For the 12 weeks ended October 5, 2002, and October 6, 2001
                    (In thousands, except per share amounts)


                                                          2002                          2001
                                                     ---------------     -----------------------------------
                                                          GAAP                GAAP              Adjusted
                                                                               (a)               (a)(b)

Net sales                                            $     3,972,649     $     3,531,640     $     3,532,158
  % change                                                                          12.5%               12.5%

  Costs and expenses:
  Cost of sales                                            3,832,189           3,375,247           3,374,336
  Selling and administrative                                 114,042             107,614             102,606
  Interest expense                                            34,267              27,110              27,110
  Interest income and other                                   (5,451)             (4,795)             (4,795)
  Impairment/restructuring credit                                 --                (609)                 --
                                                     ---------------     ---------------     ---------------
    Total costs and expenses                               3,975,047           3,504,567           3,499,257
                                                     ---------------     ---------------     ---------------

Income (loss) from continuing operations before
  income taxes                                                (2,398)             27,073              32,901
Taxes on income (loss)                                          (928)             10,565              11,760
                                                     ---------------     ---------------     ---------------
  Income (loss) from continuing operations                    (1,470)             16,508              21,141
Discontinued operations:
  Income from operations of discontinued retail              (31,624)              4,209               9,637
  Taxes on income                                            (12,238)              1,642               3,445
                                                     ---------------     ---------------     ---------------
  Income on discontinued operations                          (19,386)              2,567               6,192
                                                     ---------------     ---------------     ---------------


Net income (loss)                                    $       (20,856)    $        19,075     $        27,333
                                                     ===============     ===============     ===============

Basic income (loss) per share:
  Continuing operations (net of taxes)               $         (0.03)    $          0.38     $          0.49
  Discontinued operations (net of taxes)                       (0.36)               0.06                0.14
                                                     ---------------     ---------------     ---------------
  Net income (loss)                                  $         (0.39)    $          0.44     $          0.63
                                                     ===============     ===============     ===============

Diluted income (loss) per share:
  Continuing operations (net of taxes)               $         (0.03)    $          0.35     $          0.44
  Discontinued operations (net of taxes)                       (0.36)               0.05                0.12
                                                     ---------------     ---------------     ---------------
  Net income (loss)                                  $         (0.39)    $          0.40     $          0.56
                                                     ===============     ===============     ===============
Weighted average shares outstanding:
  Basic                                                       53,950              43,728              43,728
  Diluted                                                     53,950              51,032              51,032

Additional information:
  Depreciation:
    Continuing                                       $        30,658     $        25,903     $        25,868
    Discontinued                                     $        11,347     $         7,773     $         7,773
Goodwill amortization:
  Continuing                                         $            --     $         3,425     $            --
  Discontinued                                       $            --     $         1,575     $            --
Operating earnings(d):
  Continuing                                         $        26,418     $        48,779     $        55,216
    % of sales                                                  0.66%               1.38%               1.56%
    % change                                                                       (45.8)%             (52.2)%
  Discontinued                                       $       (24,176)    $        14,483     $        17,887
EBITDAL(c):
  Continuing                                         $        65,020     $        81,192     $        83,560
    % of sales                                                  1.64%               2.30%               2.37%
    % change                                                                       (19.9)%             (22.2)%
  Discontinued                                       $       (11,978)    $        22,825     $        26,678



(a) - Adjusted for EITF 01-9 (reclass between net sales and cost of sales, no effect on gross margin).

(b) - Amounts include adjustments for strategic plan charges and other unusual items as reported in 2001 totaling $6.3 million and goodwill amortization of $5.0 million.

(c) - EBITDAL is earnings before interest expense, income taxes, depreciation and amortization, equity investment results, and LIFO (charge of $4.0 million in 2002 and income of $2.0 million in 2001).

(d) - Transfer pricing from distribution to retail was historically recorded at cost; beginning with the 3rd quarter of 2002, it is recorded at market.




                                     TABLE 1

Fleming Companies, Inc.   (NYSE:  FLM)
Consolidated Condensed Statements of Operations

           For the 40 weeks ended October 5, 2002 and October 6, 2001
                    (In thousands, except per share amounts)



                                                                    2002                         2001
                                                               ---------------     -----------------------------------

                                                                    GAAP                 GAAP              Adjusted
                                                                                          (a)                (a)(b)

Net sales                                                      $    11,425,643     $     9,767,863     $     9,770,638
  % change                                                                                    17.0%               16.9%

  Costs and expenses:
  Cost of sales                                                     10,939,960           9,301,171           9,295,493
  Selling and administrative                                           312,270             329,937             314,162
  Interest expense                                                     110,501              96,893              94,060
  Interest income and other                                            (20,254)            (19,768)            (18,666)
  Litigation charge                                                         --              48,628                  --
  Impairment/restructuring charge                                       27,361              10,411                  --
                                                               ---------------     ---------------     ---------------
    Total costs and expenses                                        11,369,838           9,767,272           9,685,049
                                                               ---------------     ---------------     ---------------

Income from continuing operations before income taxes                   55,805                 591              85,589
Taxes on income                                                         21,456                 236              31,156
                                                               ---------------     ---------------     ---------------
  Income from continuing operations                                     34,349                 355              54,433
Discontinued operations:
  Income (loss) from operations of discontinued retail                 (33,207)             35,314              35,572
  Taxes on income (loss)                                               (12,701)             14,586              12,966
                                                               ---------------     ---------------     ---------------
  Income (loss) on discontinued operations                             (20,506)             20,728              22,606
                                                               ---------------     ---------------     ---------------

Income before extraordinary charge                                      13,843              21,083              77,039
Extraordinary charge from early retirement
  of debt (net of taxes)                                                (7,863)             (3,469)                 --
                                                               ---------------     ---------------     ---------------
Net income                                                     $         5,980     $        17,614     $        77,039
                                                               ===============     ===============     ===============

Basic income (loss) per share:
  Continuing operations (net of taxes)                         $          0.71     $          0.01     $          1.29
  Discontinued operations (net of taxes)                                 (0.43)               0.49                0.54
                                                               ---------------     ---------------     ---------------
  Before extraordinary charge                                             0.28                0.50                1.83
  Extraordinary charge from early retirement
    of debt (net of taxes)                                               (0.16)              (0.08)                 --
                                                               ---------------     ---------------     ---------------
  Net income                                                   $          0.12     $          0.42     $          1.83
                                                               ===============     ===============     ===============

Diluted income (loss) per share:
  Continuing operations (net of taxes)                         $          0.70     $          0.01     $          1.19
  Discontinued operations (net of taxes)                                 (0.42)               0.46                0.47
                                                               ---------------     ---------------     ---------------
  Before extraordinary charge                                             0.28                0.47                1.66
  Extraordinary charge from early retirement
    of debt (net of taxes)                                               (0.16)              (0.08)                 --
                                                               ---------------     ---------------     ---------------
  Net income                                                   $          0.12     $          0.39     $          1.66
                                                               ===============     ===============     ===============
Weighted average shares outstanding:
  Basic                                                                 48,065              42,177              42,177
  Diluted                                                               49,240              44,670              48,316

Additional information:
  Depreciation:
    Continuing                                                 $        88,259     $        81,881     $        81,846
    Discontinued                                               $        35,667     $        28,030     $        28,030
  Goodwill amortization:
    Continuing                                                 $            --     $        11,154     $            --
    Discontinued                                               $            --     $         5,062     $            --
  Operating earnings(d):
    Continuing                                                 $       173,413     $       136,755     $       160,983
      % of sales                                                          1.52%               1.40%               1.65%
      % change                                                                                26.8%                7.7%
    Discontinued                                               $        (8,904)    $        29,731     $        65,961
  EBITDAL (c):
    Continuing                                                 $       250,382     $       180,892     $       251,868
      % of sales                                                          2.19%               1.85%               2.58%
      % change                                                                                38.4%               (0.6)%
    Discontinued                                               $        33,530     $       106,601     $       101,797


(a) - Adjusted for EITF 01-9 (reclass between net sales and cost of sales, no effect on gross margin).

(b) - Amounts include adjustments for strategic plan charges and other unusual items as reported in 2001 totaling $94.1 million and goodwill amortization of $21.2 million.

(c) - EBITDAL is earnings before interest expense, income taxes, depreciation and amortization, equity investment results, and LIFO (charge of $3.5 million in 2002 and income of $11.7 million in 2002).

(d) - Transfer pricing from distribution to retail was historically recorded at cost; beginning with the 3rd quarter of 2002, it is recorded at market.




                                     TABLE 2

Fleming Companies, Inc.   (NYSE:  FLM)
Earnings Per Share and EBITDAL

        For the 12 and 40 weeks ended October 5, 2002 and October 6, 2001
                    (In millions, except per share amounts)


EARNINGS PER SHARE                                Q3 2002       Q3 2001        YTD 2002       YTD 2001
                                                ----------     ----------     ----------    ----------

GAAP EPS - continuing operations                $    (0.03)    $     0.35     $     0.70    $     0.01

ADJUSTMENTS FOR COMPARABILITY

Intersegment profit allocation                          --           0.11           0.35          0.47
Goodwill                                                --           0.06             --          0.21
Impairment/restructuring and other                      --           0.03           0.34          0.31
Severance                                             0.08             --           0.09            --
Litigation charges                                      --             --             --          0.64
Tulsa start-up & related expenses                     0.11             --           0.16            --
Net interest expense double-up                          --             --           0.04          0.02
Kmart business interruption                             --             --           0.05            --
Pension - actuarial changes                           0.05             --           0.05            --
LIFO provision                                        0.04          (0.02)          0.04         (0.03)
Lower Kmart sales                                     0.06             --           0.06            --
                                                ----------     ----------     ----------    ----------
  COMPARABLE EPS                                $     0.31     $     0.53     $     1.88    $     1.63
                                                ==========     ==========     ==========    ==========

EPS - continuing operations                     $    (0.03)    $     0.35     $     0.70    $     0.01
EPS - discontinued retail operations                 (0.36)          0.05          (0.42)         0.46
Extraordinary items                                     --             --          (0.16)        (0.08)
                                                ----------     ----------     ----------    ----------
  EPS TOTAL COMPANY                             $    (0.39)    $     0.40     $     0.12    $     0.39
                                                ==========     ==========     ==========    ==========

  WEIGHTED AVERAGE SHARES                             54.0           51.0           49.2          44.7



EBITDAL                                           Q3 2002        Q3 2001       YTD 2002      YTD 2001
                                                ----------     ----------     ----------    ----------

EBITDAL - continuing operations                 $     65.0     $     81.2     $    250.4    $    180.9

ADJUSTMENTS FOR COMPARABILITY
Intersegment profit allocation                          --           12.7           34.1          46.0
Impairment/restructuring and other                      --            2.4           27.4          23.4
Severance                                              7.0             --            7.0            --
Litigation charges                                      --             --             --          48.6
Tulsa start-up & related expenses                      9.8             --           12.6            --
Interest income double-up                               --             --           (0.7)         (1.1)
Kmart business interruption                             --             --            5.0            --
Pension - actuarial changes                            4.2             --            4.2            --
Lower Kmart sales                                      5.1             --            5.1            --
Core-Mark                                               --           14.8             --          19.9
                                                ----------     ----------     ----------    ----------
  COMPARABLE EBITDAL                            $     91.1     $    111.1     $    345.1    $    317.7
                                                ==========     ==========     ==========    ==========
   % OF SALES                                          2.3%           2.5%

EBITDAL - continuing operations                 $     65.0     $     81.2     $    250.4    $    180.9
EBITDAL - discontinued retail operations             (12.0)          22.8           33.5         106.6
                                                ----------     ----------     ----------    ----------
  EBITDAL TOTAL COMPANY                         $     53.0     $    104.0     $    283.9    $    287.5
                                                ==========     ==========     ==========    ==========



                                     TABLE 3

Fleming Companies, Inc.   (NYSE:  FLM)
Consolidated Condensed Balance Sheet and Ratios
(In thousands, except ratios)



                                                                  October 5,       December 29,        October 6,
                                                                    2002               2001               2001
                                                               ---------------    ---------------    ---------------
Assets

Cash and cash equivalents                                      $        20,694    $        17,325    $        43,491
Receivables, net                                                       701,247            568,197            557,003
Inventory                                                            1,110,843            902,933          1,002,135
Assets held for sale                                                   615,782            571,352            502,127
Other current assets                                                    79,681             88,133            124,573

    Total current assets                                             2,528,247          2,147,940          2,229,329

Property and equipment, net                                            588,347            653,519            494,454

Other assets                                                         1,103,880            853,234          1,023,994

    Total assets                                               $     4,220,474    $     3,654,693    $     3,747,777


Liabilities and shareholders' equity

Accounts payable                                               $       985,272    $       952,037    $     1,002,343
Current portion of  LT debt and cap lease obligations                   20,192             45,778             55,301
Liabilities held for sale(a)                                           146,740            157,001            151,869
Other current liabilities                                              230,642            228,949            187,802

    Total current liabilities                                        1,382,846          1,383,765          1,397,315

Long-term debt and capital lease obligations                         2,035,348          1,645,356          1,735,972

Other liabilities                                                      129,718            127,353            105,560

Shareholders' equity                                                   672,562            498,219            508,930

    Total liabilities and shareholders' equity                 $     4,220,474    $     3,654,693    $     3,747,777


                                                        Ratios


Accounts payable to inventory(b)                                          88.7%             105.4%             100.0%

Net debt as a percentage of total capitalization                          76.2%              78.3%              78.6%

Inventory turns (LTM)(b)(c)                                               15.2               15.5               15.2

Days Sales Outstanding(b)(d)                                              14.8               13.8               13.3


(a) Includes capital lease obligation of $122,377, $119,906 and $121,166, respectively.

(b) Ratio is calculated using continuing operations.

(c) Inventory turns includes pro forma average inventory and cost of sales for Core-Mark.

(d) Days sales outstanding is calculated using average daily sales for the respective quarter.

                                     TABLE 4

Fleming Companies, Inc.  (NYSE: FLM)
Consolidated Condensed Statements of Cash Flows

        For the 12 and 40 weeks ended October 5, 2002 and October 6, 2001
                                 (In thousands)


                                                                    Q3             Q3              YTD            YTD
OPERATING ACTIVITIES:                                              2002           2001             2002           2001
                                                               ------------    ------------    ------------    ------------

Net income (loss)                                              $    (20,856)   $     19,075    $      5,980    $     17,614
Adjustments to reconcile net income (loss) to net
  cash used by operating activities:
   Depreciation and amortization                                     42,005          38,676         123,926         126,127
   Amortization in interest expense                                   2,063           1,439           6,598           4,929
   Credit losses                                                      5,789           8,343           8,797          20,462
   Impairment/restructuring and related                                  --           5,739          27,361          14,637
   Cash payments on impair/restruct                                  (9,239)        (14,798)        (21,669)        (58,450)
   Cost of early debt retirement                                         --              --          13,119           5,787
   Receivables                                                       12,675           6,133          11,000         (63,321)
   Inventories                                                        2,905         (85,345)        (69,962)       (217,352)
   Accounts payable                                                  14,040           1,859        (104,882)         65,898
   Other assets and liabilities                                     (41,113)        (61,815)       (117,873)        (61,048)
                                                               ------------    ------------    ------------    ------------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                       8,269         (80,694)       (117,605)       (144,717)

INVESTING ACTIVITIES:
   Collections on note receivable                                     5,774           6,661          32,127          24,375
   Notes receivable funded                                           (1,347)         (8,427)        (14,225)        (20,704)
   Acquisitions                                                      (4,616)        (50,508)       (295,058)       (120,670)
   Purchase of property and equipment                               (52,857)        (56,885)       (150,779)       (168,504)
   Proceeds from sale of property and equipment                      22,510           1,268         164,268          13,286
   Proceeds from sale of businesses                                      --           4,042              --         120,947
   Other investing activities                                        12,220           7,584          18,277          13,597
                                                               ------------    ------------    ------------    ------------

CASH USED IN INVESTING ACTIVITIES                                   (18,316)        (96,265)       (245,390)       (137,673)

FINANCING ACTIVITIES:
   Change in revolver                                               (15,000)        220,000        (140,000)        120,000
   Proceeds from long-term borrowings                                    --        (215,000)        880,940         500,602
   Principal payments on long-term debt                             (45,304)        206,276        (489,047)       (342,755)
   Payments on capital issuance and debt retirement                   1,300          (2,422)        (45,976)        (23,976)
   Principal payments on capital lease obligations                   (5,248)         (4,726)        (15,408)        (15,092)
   Sale of common stock                                                 186           2,909         178,703          59,252
   Dividends paid                                                    (1,078)           (877)         (2,848)         (2,530)
                                                               ------------    ------------    ------------    ------------

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                     (65,144)        206,160         366,364         295,501

INCREASE (DECREASE) IN CASH                                         (75,191)         29,201           3,369          13,111

Cash balance, beginning of period                                    95,885          14,290          17,325          30,380
                                                               ------------    ------------    ------------    ------------

Cash balance, end of period                                    $     20,694    $     43,491    $     20,694    $     43,491
                                                               ============    ============    ============    ============




                                     TABLE 5